EXHIBIT 99.1

GAYLORD ENTERTAINMENT COMPANY
PRICES SENIOR NOTES

NASHVILLE, TENN. (October 29, 2003) – Gaylord Entertainment Company (NYSE: GET) (the “Company”) today announced the pricing of its offering of $350 million in aggregate principal amount of 8% senior notes due 2013 in an institutional private placement, increased from the $225 million proposed offering previously announced. The closing of the sale of the notes, which is subject to customary conditions, is expected to be on November 12, 2003. The issue price is 100% of the principal amount of the notes. The notes will rank equally in right of payment with the Company’s other unsecured unsubordinated debt, but will be effectively subordinated to all of the Company’s secured debt to the extent of the assets securing such debt. The notes will be guaranteed on a senior unsecured basis by each of the Company’s subsidiaries that is a borrower or guarantor under the Company’s 2003 Florida/Texas senior secured credit facility. The Company plans to use the net proceeds of the offering to repay the Company’s subordinated term loan, mezzanine loan and the term loan portion of its 2003 Florida/Texas senior secured credit facility, to repay certain indebtedness of ResortQuest International, Inc. upon consummation of the Company’s proposed acquisition of ResortQuest, and to pay fees and expenses related to the ResortQuest acquisition and the notes offering and the repayment of indebtedness listed above.

The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The foregoing statements regarding the Company’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

INVESTOR RELATIONS CONTACTS:	MEDIA CONTACTS:

David Kloeppel, CFO	Jim Brown
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	jbrown@gaylordentertainment.com

~OR~	~OR~

John Fernquest	Dan O’Connor
Sloane & Company	Sloane & Company
(212) 446-1889	(212) 446-1865
jfernquest@sloanepr.com	doconnor@sloanepr.com